CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

November 17, 2008
Date of Report
(Date of Earliest Event Reported)

EDGEWATER FOODS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878
(Address of principal executive offices (zip code))

(250) 757-9811
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01: Entry into a Material Definitive Agreement

Section 2 – Financial Information
Item 2.01: Completion of Acquisition of Assets
Item 2.03: Creation of a Direct Financial Obligation

On July 1, 2008, our wholly owned subsidiary – Island Scallops, Ltd., entered into a Share Exchange Agreement with Granscal Sea Farms Ltd., a Kanish Bay Company and Granscal’s sole shareholder; after discussions about the impact of the share exchange, our board of directors approved the Agreement on November 17, 2008.  Pursuant to the Agreement, Granscal’s sole shareholder shall assign and transfer all of his Granscal shares to Island Scallop in exchange for: (i) 400,000 restricted shares of our common stock; (ii) a sum equal to 50% of the gross revenue Island Scallops earns on account of the sale of Granscal’s 2004, 2005 and 2006 brood year inventory currently in the water – to be paid out as and when Island Scallops receives it; and (iii) an aggregate cash fee of $30,000.  Pursuant to the Agreement, Island Scallops also agreed to pay the $35,000 that Granscal owes to the Bank of Montreal.

The $30,000 cash fee shall be paid in $5,000 monthly installments beginning on September 30, 2008 and continuing until the cash fee is fully paid.  The cash fee is secured by a Promissory Note between Island Scallop and Granscal’s sole shareholder, who is also Granscal’s Chief Executive Officer.  The Promissory Note does not contain any interest, but is immediately due and payable if Island Scallop remains in default of the Promissory Note after a10 day cure period.  Pursuant to the Promissory Note, Granscal shall have a security interest in one of Island Scallops commercial vessels until the Promissory Note is fully repaid.

Granscal does not meet any of the conditions set forth in Rule 8-04 of Regulation S-X, and therefore financial statements for Granscal are not required and are not included in this Form.

Section 9 – Financial Statements and Exhibits
Item 9.01:  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.                                                      Description

4.1	Share Exchange between Island Scallops, Granscal Sea Farms Ltd. and Granscal’s shareholders
4.2	Form of Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Edgewater Foods International, Inc.

By:	/s/ Michael Boswell
Michael Boswell Acting Chief Financial Officer